Exhibit (b)(i)

February 16, 2024

Fathom Digital Manufacturing Intermediate, LLC

c/o CORE Industrial Partners, LLC

110 N Wacker Drive

Suite 2000

Chicago, Illinois 60606

Attention: John May

Re: Commitment to Purchase Securities

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Agreement”), by and among Fathom Digital Manufacturing Intermediate, LLC, a Delaware limited liability company (“Parent”), Fathom Digital Manufacturing Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Company Merger Sub”), Fathom Digital Manufacturing Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company Merger Sub (“LLC Merger Sub” and together with Parent and the Company Merger Sub, the “Buyer Parties”), Fathom Holdco, LLC, a Delaware limited liability company, and Fathom Digital Manufacturing Corporation, a Delaware corporation (the “Company”). Capitalized terms used, but not otherwise defined, in this letter agreement shall have the meanings ascribed to such terms in the Agreement.

1. Commitments. In connection with the transactions contemplated by the Agreement (the “Transactions”), CORE Industrial Partners Fund I, L.P., a Delaware limited partnership, CORE Industrial Partners Fund I Parallel, L.P., a Delaware limited partnership, CORE Industrial Partners Fund III, L.P., a Delaware limited partnership and CORE Industrial Partners Fund III Parallel, L.P., a Delaware limited partnership (collectively, the “Investors” and each, an “Investor”), hereby commit to purchase, or cause the purchase, directly or indirectly, of equity securities of Parent for cash (a) in an aggregate maximum amount set forth opposite such Investor’s name under the heading the Transaction Commitment on Schedule A hereto (with respect to each Investor, such Investor’s “Transaction Commitment”), subject in the case of this clause (a) to the satisfaction of the conditions set forth in Section 2(a), and (b) in an aggregate maximum amount set forth opposite such Investor’s name under the heading Term Loan Paydown on Schedule A hereto (with respect to each Investor, such Investor’s “Debt Paydown Commitment” and, together with the Transaction Commitment, the “Commitment”), subject in the case of this clause (b) to the satisfaction of the conditions set forth in Section 2(b). To the extent that, after taking into account funds obtained by any of the Buyer Parties from other sources (other than the Company or its Subsidiaries) at Closing (which are actually funded to the Buyer Parties by such other sources prior to or concurrent with the Closing) and rollover equity investment actually made at or prior to Closing, Parent does not require the full amount of the Transaction Commitments in order for (i) the Buyer Parties to perform their obligations under the Agreement at the Closing and consummate the Transactions and (ii) the Company and its Subsidiaries to pay all other obligations referred to in the definition of Required Amounts, Parent may elect to reduce the Transaction Commitments of the Investors; provided, that in no event shall such reduction (x) under any circumstances reduce the aggregate amount of the Commitments below the amount necessary (when taken together with funds actually received by any of the Buyer Parties from other sources (other than the Company or its Subsidiaries) and equity rollover investment actually made at or prior to Closing) for the Buyer Parties (and, in the case of each of the Debt Paydown Payment (as defined below) and those obligations referred to in the definition of Required Amounts which are obligations of the Company and its Subsidiaries, the Company and its Subsidiaries) to make the payment of the entire amount of the Required Amounts, any Damages Payment (as defined below) and the Debt Paydown Payment or (y) otherwise prevent, impair or delay the Closing. Notwithstanding anything to the contrary in this Section 1, Parent may elect to reduce a portion of the Debt Paydown Commitment in respect of the Debt Paydown Interest Amount to the extent of the amount of any cash and cash equivalents of the Company and its Subsidiaries as of the Closing that are immediately available to be, and are, used by the Borrower (as defined in the Credit Agreement) to pay the Debt Paydown Interest Amount.

2. Conditions.

(a) Each Investor’s obligations under this letter agreement in respect of the Transaction Commitment are conditioned on (i) in respect of the Required Amounts, (A) the satisfaction or, if legally permissible, the written waiver by Parent, of all of the conditions to the obligation of the Buyer Parties to consummate the Transactions set forth in Section 7.1 and Section 7.2 of the Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or written waiver by Parent of such conditions) and (B) the substantially concurrent consummation of the Closing pursuant to the terms of the Agreement and (ii) in respect of any Damages Payment (as defined below), (A) the valid termination of the Agreement by the Company pursuant to Section 8.1 of the Agreement and (B) the issuance of a final, non-appealable determination by a court of competent jurisdiction that Parent is required to pay the Company damages as a result of a breach by any Buyer Party of the Agreement.

(b) Each Investor’s obligations under this letter agreement in respect of the Debt Paydown Commitment are conditioned on the substantially concurrent consummation of the Closing pursuant to the terms of the Agreement.

3. Limitations. Parent acknowledges and agrees that: (a) the Investors have no obligation or liability in respect of this letter agreement to any Person other than Parent and, solely to the extent of its consent rights expressly set forth in Sections 8 and 9 hereof, the Company; (b) subject to Section 10, only Parent has the right to enforce this letter agreement and receive the Commitments; (c) each Investor is required to fund its respective Commitment, and Parent (or the Company pursuant to Section 10) may enforce each Investor’s obligation to fund its respective Commitment, only if the applicable conditions set forth in Section 2 are satisfied; (d) the only obligation and liability of each Investor hereunder in respect of the Transaction Commitment is to fund Parent with the amount necessary to enable the Buyer Parties (and, in the case of those obligations referred to in the definition of Required Amounts which are obligations of the Company and its Subsidiaries, the Company and its Subsidiaries) to make (i) the payment of the entire amount of the Required Amounts or (ii) only if (A) the Agreement has been validly terminated by the Company pursuant to Section 8.1 of the Agreement and (B) a court of competent jurisdiction has issued a final, non-appealable determination that Parent is required to pay the Company damages as a result of a breach by Parent of the Agreement, funding the amount of such damages (“Damages Payment”); (e) in no event shall (i) the Investors’ aggregate liability for the Damages Payment exceed an amount equal to the Parent Liability Limitation and (ii) the Investors’ aggregate liability for any matter under this letter agreement exceed $73,869,248.00; (f) Parent may use the proceeds of the Transaction Commitment only to pay the Required Amounts (or to provide funds to the Company and its Subsidiaries to pay the Required Amounts) or any Damages Payment; (g) Parent may use the proceeds of the Debt Paydown Commitment only to provide funds to the Company and its Subsidiaries in order for the Borrower (as defined in the Credit Agreement) to satisfy its obligations set forth in Section 2.11(h) of the Credit Agreement (and to pay the related interest pursuant to Section 2.13 of the Credit Agreement to the extent accrued and unpaid as of the date the Debt Paydown Commitment is satisfied (and, for the avoidance of doubt, excluding any such related interest paid by the Borrower prior to such date) (the “Debt Paydown Interest Amount”)) (collectively, the “Debt Paydown Payment”); (h) Parent may not enforce this letter agreement against (x) any Investor for any amount in excess of its Transaction Commitment in respect of the Required Amounts or its Pro Rata Percentage (as defined below) of the Parent Liability Limitation in respect of any Damages Payments, (y) any Investor for any amount in excess of its Debt Paydown Commitment in respect of the Debt Paydown Payment or (z) any Non-Recourse Person (as defined below); and (i) notwithstanding that Parent is entitled to equitable relief pursuant to Section 5, Parent is not entitled to recover any monetary damages from any Investor under any theory of liability. Notwithstanding anything to the contrary set forth herein, neither this letter agreement nor the Commitments shall be effective unless there has been prior or concurrent execution and delivery of the Agreement by each of the parties thereto. For purposes of this letter agreement, an Investor’s “Pro Rata Percentage” means the pro rata percentage set forth under the heading Pro Rata Percentage opposite such Investor’s name on Schedule A hereto.

4. Termination. This letter agreement and the liability and obligations of each Investor hereunder shall terminate automatically on the earliest date on which: (a) the Investors fund the entire aggregate amount of the Commitments (as the Commitments may be reduced pursuant to Section 1); (b) the Agreement is terminated in accordance with its terms; (c) with respect to such liability and obligations related to the Transaction Commitment and the Damages Payment, (i) the Closing is consummated, (ii) the Buyer Parties’ obligations expressly set forth in the Agreement are funded in full to the Persons identified to receive such funds under the Agreement and (iii) the obligations of the Company and its Subsidiaries referred to in the definition of Required Amounts, to the extent such obligations are due and payable on or prior to the Closing, are paid in full, (d) with respect to such liability and obligations related to the Debt Paydown Commitment, the Debt Paydown Payment is made in full; or (e) any Company Group Member or any of their respective Affiliates or Representatives acting on their behalf (other than Representatives of the Buyer Parties or the Investors) makes any claim or commences any lawsuit, action or other proceeding against any Investor, any Buyer Party or any Non-Recourse Person (other than a claim against any Buyer Party or the Investors permitted by and pursuant to the Agreement or this letter agreement, including an action in equity by the Company for specific performance to compel Parent to cause any Transaction Commitment, any Debt Paydown Commitment or the Damages Payment to be funded or the Investors to fund the Transaction Commitments, the Debt Paydown Commitments or the Damages Payment to the extent such claim is permitted by the Agreement or this letter agreement (“Retained Claims”)); provided, that no Investor will be liable for a breach of its obligations to fund any portion of the Commitment under Section 1 of this letter agreement unless Parent is also liable for a breach of the Agreement.

5. Specific Performance. The Parties (as defined below) hereby stipulate that each Party shall be entitled to equitable relief from a court of competent jurisdiction to cause any other Party to specifically perform its obligations hereunder and each Party hereby knowingly waives the defense that any such other Party has an adequate remedy at law and any requirement that such Party post a bond. For the avoidance of doubt, the Company is entitled to specific performance of the Investors’ obligation to fund the Commitments hereunder without first seeking or obtaining an order of specific performance against Parent or any other Buyer Party under the Agreement.

6. Release and Indemnity. Other than any Retained Claims, Parent hereby: (a) waives all rights of recovery against the Investors and the Non-Recourse Persons pursuant to, arising from, in connection with or related to this letter agreement, the Agreement or the transactions contemplated hereby or thereby or otherwise relating hereto or thereto; and (b) irrevocably releases the Investors and the Non-Recourse Persons from and with respect to any claim, known or unknown, contingent or otherwise, now existing or arising hereafter pursuant to, arising from, in connection with or related to this letter agreement, the Agreement or the transactions contemplated hereby or thereby or otherwise relating hereto or thereto. Parent and the Investors intend for this letter agreement to serve as a complete defense to any claim released pursuant to this Section 6 against the Investors and the Non-Recourse Persons. Parent agrees to indemnify and to hold harmless the Investors and each Non-Recourse Person (collectively, the “Indemnified Persons”) from and against any and all losses, damages, liabilities or expenses which may be suffered, incurred by or asserted against or involve the Indemnified Persons as a result of or arising out of or in any way related to the transactions described in this letter agreement, the Agreement or the transactions contemplated hereby or thereby. Parent further agrees to pay or reimburse to any Indemnified Person on demand for any legal or other fees, costs and expenses incurred by the Indemnified Person in connection with investigating, defending or preparing to defend any such lawsuit, action or other proceeding. The provisions of this Section 6 are intended to be independent of all other obligations of Parent hereunder and shall survive termination of this letter agreement. Parent agrees that no Indemnified Person shall be required to (but at its sole election, may) seek indemnification from any other Person with respect to any matter for which such Indemnified Person is entitled to indemnification hereunder and agrees, for the benefit of each Indemnified Person, to waive any right to contribution from any such Indemnified Person; provided, however, that the foregoing shall not be deemed to limit or waive any rights that Parent may have against the Investors for any breach of this letter agreement.

7. Entire Agreement; Nature of Relationship; Severability. This letter agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Parties. The obligations of the Investors under this letter agreement are solely contractual in nature and this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between any Party and any other Party and neither this letter agreement nor any other document or agreement entered into by any Party relating to the subject matter hereof shall be construed otherwise. The Parties hereby acknowledge and agree that: (a) the conditions set forth in Section 2 and the limitations set forth in Section 3 and elsewhere in this letter agreement are an integral part of the transactions contemplated hereby; (b) without such agreements, the Investors would not have entered into this letter agreement; and (c) therefore, this letter agreement may not be enforced without giving effect to such limitations.

8. Amendments; Waivers. No amendment of this letter agreement will be valid or binding unless it is in writing and signed by the Investors, Parent and the Company. No waiver of any term of this letter agreement will be valid or binding unless it is in writing and signed by the Party against whom the waiver is to be effective (and, where such Party is Parent, by the Company). No waiver by any Party of any breach or violation of, or default under, this letter agreement, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No delay or omission on the part of any Party in exercising any right or remedy under this letter agreement will operate as a waiver thereof.

9. Assignment. None of the Investors or Parent may assign this letter agreement or any of their respective rights, interests or obligations hereunder to any other Person without the prior written consent of each of the other Parties hereto and of the Company, and any attempted assignment without such required consent shall be null and void and of no force or effect, provided, however, that each Investor reserves the right to assign any portion of its Commitment to one or more of its Affiliates (provided, that only upon the actual funding of such assigned portion of such Commitment to Parent in accordance with this letter agreement effective upon the Closing will such Investor have no further obligation to Parent (or any other Person) with respect to such funded assigned portion). Notwithstanding the foregoing, the Investors acknowledge and agree that, except to the extent otherwise agreed in writing by Parent and the Company, any such assignment shall not relieve such Investor of its obligations hereunder.

10. Third Party Beneficiaries. This letter agreement is for the benefit of, and is enforceable by, only the Investors and Parent (“Parties”) and is not intended to, and does not, confer on any Person other than the Parties any rights or remedies hereunder; provided that (a) the Company is a third party beneficiary of this letter agreement entitled to enforce its consent rights expressly set forth in Sections 8 and 9 hereof and, subject to the limitations set forth herein and in the Agreement, to specifically enforce the obligations of each Investor hereunder against such Investor, and the Company shall have no other rights or remedies hereunder and (b) if Parent or any other Person makes any claim, or brings any lawsuit, action or other proceeding, against any former, current or future direct or indirect equityholder, equity financing source, Affiliate, member, partner, manager, controlling person, director, officer, employee, agent, representative, advisor, trustee or creditor of Investor or any Affiliate, member, partner, equityholder, manager, director, officer, employee, agent, representative, advisor or creditor of any of the foregoing (each, a “Non-Recourse Person”), then such Non-Recourse Person shall be entitled to enforce the terms hereof. The Company’s consent rights expressly set forth in Sections 8 and 9 hereof and its rights to specific performance under this letter agreement shall be, and are intended to be, the sole and exclusive direct or indirect rights of and remedies available to the Company or any of its Affiliates against the Investors and any Non-Recourse Person in respect of this letter agreement. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that each Investor is a limited partnership, Parent covenants, agrees and acknowledges that no Person other than the Investors shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith or therewith shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any Non-Recourse Person for any obligations of the Investors under this letter agreement or for any claim based on, in respect of or by reason of any such obligations or their creation, through any Buyer Party or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. Notwithstanding anything to the contrary contained in this letter agreement or any document or instrument delivered by any Investor contemporaneously, in the event that, prior to termination of this letter agreement, any Investor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and other assets to any Persons such that the sum of such Investor’s remaining net assets plus uncalled capital is less than the amount of the Commitment, then, and in each such case, Parent may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation, or other applicable Law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid liability of the Investor hereunder. As used herein, unless otherwise specified, the term Investor shall include any such Investor’s Successor Entity.

11. Governing Law; Waiver of Jury Trial; Submission to Jurisdiction. This letter agreement and (a) all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this letter agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this letter agreement, and the performance of the obligations imposed by this letter agreement (the “Specified Litigation”), shall be governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, including its statute of limitations, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. Each Party hereby irrevocably and unconditionally waives any rights that such Party may have to trial by jury in any lawsuit, action or other proceeding brought to resolve any dispute between any of the Parties (whether arising in contract, tort or otherwise arising out of, connected with, related to or incidental to this letter agreement, the transactions contemplated hereby, or the relationships established among the Parties hereunder). Each Party acknowledges and agrees that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) it and the other Parties have been induced to enter into this letter agreement by, among other things, the mutual waivers and certifications herein. Each Party (x) irrevocably and unconditionally consents and submits itself and its properties and assets in any Specified Litigation arising under this letter agreement to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (y) agrees that all claims in respect of any such lawsuit, action or other proceeding shall be heard and determined in any such court and (z) agrees not to bring any lawsuit, action or other proceeding arising out of or relating to this letter agreement in any other court. Nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity.

12. Representations and Warranties. Each Investor hereby represents and warrants that: (a) such Investor has all necessary limited partnership power and authority to execute, deliver and perform this letter agreement, and the execution, delivery and performance of this letter agreement has been duly authorized by all necessary limited partnership action and does not contravene any provision of such Investor’s limited partnership agreement (or other applicable governance documents) or any law, regulation, order or judgment binding on such Investor or its assets; (b) this letter agreement constitutes a legal, valid and binding obligation of such Investor enforceable against such Investor in accordance with the terms hereof; and (c) such Investor has currently and will have at all times while this letter agreement remains in effect, uncalled capital commitments and other sources of committed capital sufficient to pay and perform its obligations under this letter agreement and the right without first obtaining any internal or other approval to call capital in an aggregate amount equal to its Commitment. Parent hereby represents and warrants that: (x) it has all necessary limited liability company power and authority to execute, deliver and perform this letter agreement, and the execution, delivery and performance of this letter agreement has been duly authorized by all necessary limited liability company action and does not contravene Parent’s limited liability company agreement (or other applicable governance documents) or any law, regulation, order or judgment binding on Parent or its assets; (y) this letter agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with the terms hereof; and (z) no Person is or will be authorized to act on behalf of Parent in respect of this letter agreement. Until the date that this letter agreement is terminated in accordance with Section 4, each Investor hereby covenants and agrees that it will not amend or modify its governing documents in any manner which could cause any of the foregoing representations and warranties to become untrue if made following the effectiveness of any such amendment or modification.

13. Confidentiality. Parent hereby acknowledges and agrees that, without the prior written consent of the Investors, this letter agreement may not be disclosed to any other Person; provided however, that Parent may disclose this letter agreement to the extent required by applicable law (including in connection with any required regulatory filing relating to the Transactions) or in connection with any litigation relating to the Agreement or the transactions contemplated thereby.

14. Definitions; Interpretation; Counterparts. When used herein, the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this letter agreement as a whole and not to any particular provision of this letter agreement. The use of the word “including” in this letter agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless the context otherwise requires, the use of the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive. The Parties have participated jointly in the negotiation and drafting of this letter agreement. In the event an ambiguity or question of intent or interpretation arises, this letter agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this letter agreement. Where a termination or other consequence happens “automatically,” such termination or other consequence shall be effective immediately on the occurrence of the applicable event and shall not require any further action by any Person or be subject to any other condition. The descriptive headings of this letter agreement are inserted for convenience only and will not affect or be deemed to affect in any way the meaning or interpretation of this letter agreement or any term or provision hereof. This letter agreement may be executed in one or more counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same agreement (including by Electronic Delivery). No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature page follows]

Very truly yours,

CORE INDUSTRIAL PARTNERS FUND I, L.P.

By:	CORE INDUSTRIAL PARTNERS GP I, LLC
Its:	General Partner

By:	/s/ John R. May
	Name:	John May
	Title:	Managing Partner

CORE INDUSTRIAL PARTNERS FUND I PARALLEL, L.P.

By:	CORE INDUSTRIAL PARTNERS GP I, LLC
Its:	General Partner

By:	/s/ John R. May
	Name:	John May
	Title:	Managing Partner

CORE INDUSTRIAL PARTNERS FUND III, L.P.

By:	CORE INDUSTRIAL PARTNERS GP III, L.P.
Its:	General Partner

By:	CORE INDUSTRIAL PARTNERS, LLC
Its:	General Partner

By:	/s/ John R. May
	Name:	John May
	Title:	Managing Partner

CORE INDUSTRIAL PARTNERS FUND III PARALLEL, L.P.

By:	CORE INDUSTRIAL PARTNERS GP III, L.P.
Its:	General Partner

By:	CORE INDUSTRIAL PARTNERS, LLC
Its:	General Partner

By:	/s/ John R. May
	Name:	John May
	Title:	Managing Partner

{Signature page to Equity Commitment Letter}

Agreed to and accepted as of the date first written above:

FATHOM DIGITAL MANUFACTURING INTERMEDIATE, LLC

By:	/s/ John R. May
	Name:	John May
	Title:	President

{Signature page to Equity Commitment Letter}

Schedule A

	Pro Rata Percentage	Transaction Commitment	Debt Paydown Commitment	Total Commitment
CORE Industrial Partners Fund I, L.P.	14.9999%	$3,401,902.96	$7,678,401.69	$11,080,304.65
CORE Industrial Partners Fund I Parallel, L.P.	5.3063%	$1,203,434.71	$2,716,260.64	$3,919,695.35
CORE Industrial Partners Fund III, L.P.	55.0062%	$12,475,145.44	$28,157,528.05	$40,632,673.49
CORE Industrial Partners Fund III Parallel, L.P.	24.6876%	$5,599,038.90	$12,637,535.62	$18,236,574.51
	100.00%	$22,679,522.00	$51,189,726.00	$73,869,248.00